***FOR IMMEDIATE RELEASE***
FOR: ZIONS BANCORPORATION One South Main, Suite 1134 Salt Lake City, Utah Harris H. Simmons Chairman/Chief Executive Officer	Contact: Clark Hinckley Tel: (801)524-4985 August 28, 2003

ZIONS BANCORPORATION COMMENCES MODIFIED DUTCH AUCTION TENDER
OFFER FOR TWO SERIES OF NOTES

SALT LAKE CITY, UTAH, August 28, 2003 – Zions Bancorporation (Nasdaq: ZION) (“Zions” or “the Company”) today announced that it has commenced a modified Dutch auction tender offer for up to $100 million of its Fixed/Floating Rate Subordinated Notes due October 15, 2011, callable at par on October 15, 2006 (the “October Notes”), and up to $100 million of Fixed/Floating Rate Guaranteed Notes due May 15, 2011, callable at par on May 15, 2006 (the “May Notes”). The May Notes were issued by Zions’ subsidiary, Zions Financial Corp., and are unconditionally guaranteed by Zions.

Zions is offering to purchase for cash up to $100 million aggregate principal amount of each series of notes stated above, at a price (the “purchase price”) per $1,000 principal amount that results, on the date of purchase, in a yield to October 15, 2006 in the case of the October Notes or May 15, 2006 in the case of the May Notes (the “Tender Offer Yield”) equal to the sum of (i) the yield to maturity of the reference security for that series of notes (the “Reference Yield”), plus (ii) a spread specified by the holders that is not less than 45 basis points or greater than 300 basis points, as determined by the “modified Dutch auction” procedure described below, plus accrued and unpaid interest thereon to, but not including, the date of purchase. However, in no event will the purchase price for either series of notes be greater than 115% or less than 100% of the face amount of the notes. The reference security for the October Notes is the 6.500% U.S. Treasury Notes due October 15, 2006, and the reference security for the May Notes is the 2.000% U.S. Treasury Notes due May 15, 2006. The Reference Yield and the resulting Tender Offer Yield and purchase price for each series of notes will be calculated in accordance with standard market practice and the methodology described in the Offer to Purchase dated August 28, 2003.

Under the “modified Dutch auction” procedure, for each series of notes, the Company will accept notes validly tendered in the order of highest to lowest spreads (within the range set forth above) specified by the holders and will select the single highest spread so specified as the “Clearing Spread,” to be added to the Reference Yield, that will enable the Company to purchase $100 million principal amount of notes (or, if notes less than $100 million in principal amount are validly tendered, all notes so tendered). For each series of notes, the Company will pay the same purchase price for all notes

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validly tendered at or above the Clearing Spread and not withdrawn. If the aggregate amount of notes validly tendered at or above the Clearing Spread and not withdrawn exceeds $100 million principal amount, then, subject to the terms and conditions of the offer, the Company will accept for purchase, first, all notes validly tendered at spreads above the Clearing Spread and, thereafter, the notes validly tendered at the Clearing Spread on a prorated basis according to the principal amount of such notes. The Company will make appropriate adjustments downward to the nearest $1,000 principal amount to avoid purchases of notes in principal amounts other than integral multiples of $1,000.

The offer is subject to certain general conditions. The offer is not conditioned on a minimum amount of notes being tendered in the offer.

The offer will expire at 12:00 midnight, Eastern time, on September 25, 2003, unless extended or earlier terminated. Notes tendered pursuant to the offer may be withdrawn at any time before the expiration time. Payment for tendered notes will be made in same-day funds promptly following the expiration time.

Goldman, Sachs & Co. is the Dealer Manager for the offer. Bondholder Communications Group is the Information Agent and Tender Agent. J.P. Morgan Trust Company, National Association, is the Depositary.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the notes. The offer is made only by an Offer to Purchase dated August 28, 2003. Persons with questions regarding the offer should contact Goldman, Sachs & Co. at (800) 828-3182 or (212) 357-3019 or Bondholder Communications Group at (888) 385-2663 or (212) 809-2663.

Zions Bancorporation is one of the nation’s premier financial services companies, consisting of a collection of great banks in select high growth markets. Under local management teams and community identities, Zions operates over 400 full-service banking offices in Arizona, California, Colorado, Idaho, Nevada, New Mexico, Utah and Washington. In addition, Zions is a national leader in SBA lending, public finance advisory services, agricultural finance and electronic bond trading. The company is included in the S&P 500 Index. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

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